Exhibit 10.1

Confidential

Execution Version

McKesson Corporation--Rite Aid Corporation

Interim Post-Petition Supply Agreement

October 23, 2023

This Interim Post-Petition Supply Agreement sets forth certain trade terms applicable to the interim supply agreement (the “Interim Supply Agreement”) agreed to by Rite Aid Corporation (together with its affiliates, “RAC”) and McKesson Corporation (together with its affiliates, “McKesson”) (McKesson and RAC each a “Party” and collectively the “Parties”). All other terms of this Interim Supply Agreement other than those specifically detailed herein shall be the same as in that certain Supply Agreement originally entered into and dated December 22, 2003 and restated in its entirety by the Seventh Amendment entered into and dated as of April 1, 2014 (and as the same has been previously amended, the “Prepetition Supply Agreement”), including, without limitation, section 7.7 thereof, between RAC and McKesson.

Topic	Terms
Effectiveness

All terms of this Interim Supply Agreement (other than those set forth under the section below titled “Superpriority Claims”) shall be effective as of October 15, 2023 (the “Petition Date”), the date the bankruptcy cases of RAC and certain of its affiliates (the “Debtors”) proceeding under the caption In re Rite Aid Corporation, Case No. 23-18993 (MBK) (the “Chapter 11 Cases”) were filed in the United States Bankruptcy Court for the District of New Jersey (the “Court”).

Not later than the first day after the execution of this Interim Supply Agreement, the Debtors shall file a motion in the Chapter 11 Cases seeking approval of this Interim Supply Agreement pursuant to Rule 9019 of the Federal Rules of Bankruptcy Procedure. The agreements set forth under the section titled “Superpriority Claims” of this Interim Supply Agreement shall be effective automatically upon entry of an order of such approval by the Court (the “9019 Order”). Upon entry of the 9019 Order, the Debtors will promptly file a notice dismissing the Complaint[1] and TRO Motion[2] with prejudice, except as expressly set forth in the “Reservation of Rights” section of this Interim Supply Agreement.

[1]	As used herein, “Complaint” means the Verified Adversary Complaint filed in the adversary proceeding captioned Rite Aid Corp. v. McKesson Corp., Adv. Pro. No. 23-01294 (MBK) in connection with the Chapter 11 Cases (the “Adversary Proceeding”) at Docket No. 1.

[2]	As used herein, “TRO Motion” means the Application in Support of the Debtors’ Request for a Temporary Restraining Order and Preliminary Injunction filed in the Adversary Proceeding at Docket No. 2.

Confidential

Topic	Terms
Payment Terms	Invoices for deliveries of products to RAC (including to any retail or specialty pharmacy owned and operated by RAC or its affiliates) (collectively, “Pharmacies”) shall be due and paid on or before the seventh (7th) day after the date of delivery of such invoice (the “Invoice Date”), except that, in the case of orders to warehouses, the Invoice Date is the date that the order departs the RDC, unless an alternate delivery time has been requested by RAC, in which event, such Invoice Date shall be the date the product is ready for shipment from the RDC;[3] provided, however, that if a payment is due on a Saturday, then the payment shall instead be due on the preceding Business Day.[4] If a payment is due on a day specified as a Sunday or a Holiday, then payment shall instead be due on the following Business Day. Each date such a payment is required to be made in relation to an invoice is referred to herein as a “Payment Due Date”.
Applicable Cure Period

RAC shall timely pay all invoices when due for goods delivered on and after the Petition Date, but in the case that RAC (i) fails to pay at least 95% of the full amount owed to McKesson by the applicable Payment Due Date, or (ii) has three (3) or more unresolved, unpaid Payment Shortfalls (as defined below) outstanding concurrently (each, an “Unsatisfactory Payment Performance”), then RAC may elect to cure such Unsatisfactory Payment Performance within the following periods (each a, “Cure Period”):

Type of Unsatisfactory Payment Performance	Applicable Cure Period
An invoice is partially paid (95% or less) or Three (3) or more concurrent unresolved, unpaid Payment Shortfalls	The second (2nd) Business Day after McKesson delivers written notice, including by email, of such Unsatisfactory Payment Performance (an “Unsatisfactory Payment Notice”, which shall set forth in reasonable detail the grounds or basis for such determination) to RAC.[5]
No part of an invoice is paid	The first (1st) Business Day after McKesson delivers an Unsatisfactory Payment Notice to RAC

Any payment of less than 100% but greater than 95% of the full amount owed to McKesson by the applicable Payment Due Date (each, a “Payment Shortfall”) will be solely due to error (which RAC will resolve immediately upon discovery) or a dispute over an invoice (which RAC and McKesson will work in good faith to resolve promptly and in accordance with historical practices); provided that for these purposes notices via email from McKesson of a Payment Shortfall will suffice.  RAC shall pay any Payment Shortfall no later than one (1) Business Day after resolution of any such error or dispute, including in the event of any partial resolution of a dispute; provided, however, that the Cure Period set forth above will apply in the event that three (3) or more Payment Shortfalls are outstanding concurrently.

McKesson acknowledges that RAC shall contemporaneously send to the ABL Agents[6] and the advisors to the Ad Hoc Secured Noteholder Group[7] any notices that McKesson sends to RAC pursuant to this “Applicable Cure Period” section.

[3]	As used herein, “RDC” means a McKesson redistribution center.

[4]	As used herein:

“Business Day” means any day that is not a Saturday, Sunday, or Holiday.

“Holiday” means a day on which banks are legally authorized to close in the State of New York

[5]	Email notice shall also include counsel to RAC: aparna.yenamandra@kirkland.com and joshua.sussberg@kirkland.com

[6]	As used herein, “ABL Agents” shall have the meaning given to such term in the Declaration of Jeffrey S. Stein in Support of Debtors’ Chapter 11 Petitions and First Day Motions filed in the Chapter 11 Cases at Docket No. 20 (the “Stein Declaration”).

[7]	As used herein “Ad Hoc Secured Noteholder Group” shall have the meaning given to such term in the Stein Declaration.

Confidential

Topic	Terms
Change in Payment Terms	In addition to any other rights and remedies under the Interim Supply Agreement, upon the expiration of any Cure Period following any Unsatisfactory Payment Performance, without cure from RAC, and without any further notice or consent of RAC or any other person, McKesson may elect to (i) suspend or discontinue the shipment of any additional orders to RAC or any of its Pharmacies and/or (ii) change any of the payment terms of this Interim Supply Agreement including, without limitation, by imposing the requirement for all future invoices of cash payment upon delivery, subject to payment in full of all outstanding invoices for goods delivered on and after the Petition Date.
Superpriority Claims	All amounts owed by RAC to McKesson on account of goods shipped on and after the Petition Date shall be granted a superpriority administrative expense claim against each of the Debtors’ estates pursuant to Section 364(c)(1) of the Bankruptcy Code[8] (the “Superpriority Claims”), which for the purposes of section 1129(a)(9)(A) of the Bankruptcy Code shall be considered an administrative expense allowed in full under section 503(b) of the Bankruptcy Code. McKesson’s Superpriority Claims shall be senior to all administrative claims in the Bankruptcy Cases and shall be immediately junior to (i) the DIP Superpriority Claims, (ii) any Adequate Protection Superpriority Claims, and (iii) for the avoidance of doubt, the Carve Out.[9]

[8]	As used herein, “Bankruptcy Code” means title 11 of the United States Code, as amended.

[9]	As used herein, the terms “DIP Superpriority Claims”, “Adequate Protection Superpriority Claims”, and “Carve Out” shall have the meanings given to such terms in the Interim Order (I) Authorizing the Debtors to Obtain Postpetition Financing, (II) Authorizing the Debtors to Use Cash Collateral, (III) Granting Liens and Providing Superpriority Administrative Expense Claims, (IV) Granting Adequate Protection, (V) Modifying the Automatic Stay, (VI) Scheduling a Final Hearing, and (VII) Granting Related Relief, entered in the Chapter 11 Cases at Docket No. 120 (the “Interim DIP Order”).

Confidential

Topic	Terms
Additional Interim Supply Agreement Reporting Rights	On and after the date of this Interim Supply Agreement, McKesson shall receive copies of all certificates, notices or other reporting (financial or otherwise) as and when provided to the DIP Lenders, the ABL Lenders, the Ad Hoc Secured Noteholder Group, to any Prepetition Secured Parties, to the holders of the holders of the Unsecured Notes or any other post-petition secured parties from time to time, whether provided pursuant to the Prepetition Debt Documents, DIP Documents, the Restructuring Support Agreement[10] or in other agreements with holders of material indebtedness, as may be agreed from time to time, (including, without limitation, any compliance certificates, borrowing base certificates, periodic reports and notices of any default or event of default).
Case Direction Meetings	The Debtors will use best efforts to arrange regular case-direction meetings among the Debtors, McKesson, the Ad Hoc Secured Noteholder Group, the DIP ABL and Term Loan Agent and the ABL Agent, and any other creditor groups that form after the date of this Interim Supply Agreement and entry of the 9019 Order (or, in each case, professionals thereto).

[10]	As used herein, “ABL Lenders”, “Ad Hoc Secured Noteholder Group”, “Prepetition Secured Parties”, “Unsecured Notes”, “Prepetition Debt Documents”, “DIP Documents”, and “Restructuring Support Agreement” shall have the meanings given to such terms in the Stein Declaration.

Confidential

Topic	Terms
Reservation of Rights	RAC and McKesson expressly reserve all rights with respect to the purported termination of the Prepetition Supply Agreement on or before the Petition Date, and any future motion to reject or assume the Prepetition Supply Agreement under Section 365 of the Bankruptcy Code. In addition, for the avoidance of doubt, RAC and McKesson expressly reserve all rights and remedies with respect to the enforcement of this Interim Supply Agreement.
Acknowledgement of Prepetition Claim

By RAC’s signature hereto, the Debtors hereby acknowledge McKesson’s prepetition claim for goods delivered prior to the Petition Date and that such claim constitutes an administrative claim under Section 503(b)(9) of the Bankruptcy Code.

McKesson and the Debtors agree that the pricing set forth in the invoices is determinative of the value of the products received by RAC. The 503(b)(9) claim amount may be adjusted from time to time to incorporate updated delivery information.

Term of Interim Supply Agreement	Unless earlier terminated pursuant to the terms set forth herein or as otherwise agreed by the Parties, the terms of this Interim Supply Agreement set forth herein shall remain in force until the earliest of (i) the closing date of a sale of substantially all of the Debtors’ pharmacy operations, (ii) the liquidation of substantially all of the Debtors’ pharmacy assets, and (iii) the effective date of a chapter 11 plan in the Chapter 11 Cases.
Good Faith Cooperation

During the term of this Interim Supply Agreement, RAC and McKesson shall use best efforts to negotiate a mutually beneficial go-forward post-bankruptcy supply agreement with McKesson.

With respect to all product orders, returns, and rebates, RAC and McKesson will cooperate in good faith to identify the Invoice Date and delivery date of the products in order to properly classify and allocate obligations relating to the period prior to the Petition Date versus obligations arising under the Interim Supply Agreement.

[Signature Page Follows]

Confidential

Each of the signatories to this Interim Supply Agreement represents that s/he is authorized to execute on behalf of each respective Party.

RITE AID CORPORATION

By:	/s/ Matthew Schroeder
Name:	Matthew Schroeder
Title:	Executive Vice President and Chief Financial Officer

MCKESSON CORPORATION

By:	/s/ Britt Vitalone
Name:	Britt Vitalone
Title:	Executive Vice President and Chief Financial Officer